Exhibit 99.2


               MEDCATH OBTAINS FINANCING FOR THIRD HEART HOSPITAL

         Charlotte, North Carolina (July 22, 1996) - MedCath Incorporated (Nasdaq/NM:MCTH) today announced that the Company has obtained financing for the land purchase and construction of its third heart hospital, Tucson Heart Hospital, located in Tucson, Arizona. The financing, which closed on July 19, 1996, is being furnished by a REIT and provides for amounts up to $20 million.

         The 66-bed Tucson Heart Hospital will be owned and operated by MedCath of Tucson L.L.C., a limited liability company in which MedCath owns a majority interest and serves as manager. Other investors include 23 Tucson cardiologists who will be actively involved in the design, development and management of medical matters in the hospital. When completed, the facility will be fully equipped for cardiologists and cardiovascular surgeons to perform a comprehensive range of diagnostic, interventional and surgical services.

         Stephen R. Puckett, president of MedCath Incorporated, said, "We are pleased to have completed this transaction which provides the financing for the land purchase and construction of our third heart hospital. We believe our ability to secure this financing confirms the validity of our heart hospital strategy, and is indicative of the quality of financing mechanisms we have available to support our growth. At the present time, we expect to break ground on the Tucson Heart Hospital this month and to open in July of 1997."

         MedCath Incorporated is a provider of cardiology and cardiovascular services through the operation of specialized facilities and the management of physician practices. The Company operates one specialty heart hospital and has three additional heart hospitals under development, manages two medical practices comprised of a total of 63 physicians, manages fixed-site cardiac diagnostic and therapeutic centers, and owns and operates mobile cardiac catheterization laboratories serving networks of hospitals.













                                                                     Page 6 of 6